Exhibit 3.6

MOSAIC CROP NUTRITION, LLC

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

TABLE OF CONTENTS

Article 1 General	1
1.1 Certificate of Formation and Limited Liability Company Agreement	1
1.2 Name	2
1.3 Principal Place of Business	2
1.4 Name of the Sole Member	2
1.5 Term of Existence	2
1.6 Duties of the Member	2
1.7 Duties of Managers	2
1.8 Liabilities of Managers and Named Officers	2

Article 2 Definitions	3

Article 3 Purpose and Character of the Business	4

Article 4 Member	5

Article 5 New Members; Units; Certificates	5
5.1 Admission of New Members	5
5.2 No Certificates for Units	5

Article 6 Management and Operation of Company Business	5
6.1 Board of Managers	5
6.2 Number, Qualification; Term of Office; Vote	6
6.3 Initial Board	6
6.4 Place of Meetings	6
6.5 Regular Meetings	6
6.6 Special Meetings	6
6.7 Adjournments	6
6.8 Notice of Meetings	7
6.9 Quorum	7
6.10 Absent Managers	7
6.11 Conference Communications	7
6.12 Removal	7
6.13 Acts of Managers	7
6.14 Written Action	8
6.15 Proxies	8
6.16 Committees	8
6.17 Compensation	8

Article 7 Officers	8
7.1 Number	8
7.2 Election, Term of Office and Qualifications	9
7.3 Removal and Vacancies	9
7.4 Chief Executive Officer	9
7.5 President	9

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7.6 Secretary	10
7.7 Treasurer	10
7.8 Duties of Other Officers	10
7.9 Compensation	10

Article 8 Indemnification	10
8.1 Indemnification	10
8.2 Indemnification Procedures; Survival	12

Article 9 Transfers	13

Article 10 Books of Account; Reports and Fiscal Matters	13
10.1 Books and Records	13
10.2 Company Funds	13

Article 11 Capital	13
11.1 Capital Contributions; Units	13
11.2 Loans to the Company	13
11.3 Creditor’s Interest in the Company	13

Article 12 Liability; Tax Status	14
12.1 Liability of the Member	14
12.2 Tax Status	14

Article 13 Allocation of Income, Gains and Losses; Distributions	14

Article 14 Dissolution and Liquidation	14
14.1 Events of Dissolution	14
14.2 Liquidation and Winding Up	14

Article 15 Amendment	15

Article 16 Approval of Reorganizations and Bankruptcy	15

Article 17 Miscellaneous Provisions	15
17.1 Pronouns	15
17.2 Headings	15
17.3 Governing Law	15
17.4 Third Party Benefit	15

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SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

MOSAIC CROP NUTRITION, LLC

This SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT, effective as of November 4, 2004, is made and entered into by the undersigned member set forth on Schedule A attached hereto (the “Member”).

WHEREAS, the Delaware Limited Liability Company Act, as amended (the “Act”), permits the formation of a limited liability company with a single member; and

WHEREAS, GNS I (U.S.) LLC, a Delaware limited liability company (“GNS I”) adopted that certain Limited Liability Company Agreement of GNS III (U.S.) LLC (now known as Mosaic Crop Nutrition, LLC) on March 24, 2004 (the “Original LLC Agreement”) as the sole member of GNS III (U.S.) LLC; and

WHEREAS, the sole membership interest of GNS I in GNS III (U.S.) LLC was transferred and assigned to Cargill, Incorporated, a Delaware corporation, on May 19, 2004; and

WHEREAS, the Original LLC Agreement was amended and restated by the adoption of the Amended and Restated Limited Liability Company Agreement of GNS III (U.S.) LLC by Cargill, Incorporated, as sole Member, effective May 19, 2004; and

WHEREAS, the sole membership interest of Cargill, Incorporated in GNS III (U.S.) LLC was transferred and assigned to The Mosaic Company, on October 22, 2004; and

WHEREAS, effective October 25, 2004, the name of the Company changed from GNS III (U.S.) LLC to Mosaic Crop Nutrition, LLC; and

WHEREAS, the undersigned Member, by approval and adoption hereof, desires to amend and restate the Amended and Restated Limited Liability Company Agreement of GNS III (U.S.) LLC Agreement in its entirety.

NOW, THEREFORE, the undersigned hereby adopts the following Articles, which shall constitute the “limited liability company agreement” of the Company within the meaning of Section 18-101(7) of the Act.

Article 1

General

1.1 Certificate of Formation and Limited Liability Company Agreement. The sole Member hereby adopts, approves and ratifies the execution and filing in the office of the Secretary of State of the State of Delaware of the certificate of formation of the Company by Kristi Nickles, an individual resident of the State of Minnesota, on March 24, 2004 (the

“Certificate of Formation”) in the form attached hereto as Exhibit 1 and acknowledges, approves and ratifies her designation as an “authorized person” of the Company in the Certificate of Formation as contemplated by Section 18-201(a) of the Act. This Agreement shall be effective as of the date of filing of the Certificate of Formation in the office of the Secretary of State, and the Act shall govern the rights, duties and obligations of the Member, except as otherwise expressly stated herein.

1.2 Name. The name of the Company shall be and the business shall be conducted under the name of “Mosaic Crop Nutrition, LLC” or under such other name or names as the Board of Managers may determine. The Board of Managers is authorized to execute and deliver or file such documents and to take such actions as it may consider advisable to permit the Company to use and to ensure the Company’s right to use such name or names.

1.3 Principal Place of Business. The location of the principal place of business of the Company shall be 12800 Whitewater Drive, Minnetonka, Minnesota 55343, or such other place as the Board of Managers may from time to time determine (the “Principal Office”). The Company may maintain offices and places of business at such other place or places within or outside the State of Delaware as the Board of Managers deems advisable. The Board of Managers is authorized and directed to execute and deliver or file such documents and to take such actions as it may consider advisable to permit the Company to conduct its business in such states.

1.4 Name of the Sole Member. The name of the Member is as set forth in Schedule A.

1.5 Term of Existence. The Company shall be formed as of the time of the filing of the Certificate of Formation in the Office of the Secretary of State of Delaware and its existence shall be perpetual, unless earlier terminated, dissolved or liquidated in accordance with the provisions of this Agreement.

1.6 Duties of the Member. The only duties of the Member to the Company shall be those established in this Agreement, and there shall be no other express or implied duties of the Member to the Company.

1.7 Duties of Managers. Each Manager shall owe duties of care and loyalty to the Company and the Member.

1.8 Liabilities of Managers and Named Officers. No Manager or Named Officer shall be personally liable to the Company or the Member for monetary damages for breach of fiduciary duty as a Manager or Named Officer except:

(a) for any breach of the Manager’s or Named Officer’s duty of loyalty to the Company or the Member,

(b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, or

(c) for any transaction from which the Manager or Named Officer derived an improper personal benefit.

No amendment to or repeal of this Section 1.8 shall apply to or have any effect on the liability or alleged liability of any Manager or Named Officer for or with respect to any acts or omissions of such Manager or Named Officer that occurred before such amendment or repeal.

Article 2

Definitions

Unless the context otherwise specifies or requires, the terms defined in this Article 2 shall, for the purposes of this Agreement, have the meanings herein specified. Certain other capitalized terms used herein are defined elsewhere in the Agreement.

“Act” means the Delaware Limited Liability Company Act, as amended from time to time.

“Affiliate” means with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with another Person. For purposes of this definition, the term “control” (including the terms “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Second Amended and Restated Limited Liability Company Agreement, as it may be amended or supplemented from time to time.

“Board of Managers” means the Board of Managers of the Company established pursuant to Article 6.

“Capital Contribution” means the amount of money or the fair market value of any property contributed to the Company by the Member pursuant to Section 11.1.

“Code” means the Internal Revenue Code of 1986, as amended. All references in this Agreement to a section of the Code shall be considered to include any subsequent amendment or replacement of that section.

“Company” means Mosaic Crop Nutrition, LLC, the Delaware limited liability company formed pursuant to the filing of the Certificate of Formation in Delaware and the terms of this Agreement.

“Company Assets” means all assets and property, whether tangible or intangible and whether real, personal or mixed, at any time owned by the Company.

“Manager” or “Managers” means the Person or Persons appointed to the Board of Managers pursuant to Section 6.2.

“Member” shall mean the Person or Persons set forth on Schedule A attached hereto, which Schedule A may be updated or amended, from time to time, to reflect the transfer of any membership interest pursuant to Article 9 of this Agreement.

“Named Officer” is defined in Section 7.1.

“Person” means any natural person, corporation, limited liability company, association, partnership (whether general or limited), joint venture, proprietorship, governmental agency, trust, estate, custodian, nominee or any other individual or entity, whether acting in an individual, fiduciary, representative or other capacity.

“Principal Office” is defined in Section 1.3.

“Reorganization” means (i) any consolidation or merger of the Company with or into any other person, whether or not the Company is the surviving entity; (ii) any exchange or other transaction pursuant to which outstanding Units are converted into other securities, property or money or (iii) any sale, transfer or other disposition of all or substantially all of the Company’s assets in a single transaction or a series of related transactions. A dissolution or liquidation of the Company pursuant to Article 14 will not constitute a “Reorganization” within the meaning of this Agreement.

“Treasury Regulations” refers to the regulations promulgated by the United States Treasury Department under the Code. Any reference in this Agreement to a Section of the Treasury Regulations shall be considered also to include any subsequent amendment or replacement of that Section.

“Units” means the interest of the Member in the Company, which Units represent the ownership interest of the Member in the Company.

Article 3

Purpose and Character of the Business

The purpose and character of the business of the Company shall be to undertake and carry on any lawful business, purpose, or activity permitted under the Act and approved by the Board of Managers.

Article 4

Member

The Person set forth on Schedule A hereto shall be the sole member of the Company and shall have all of the rights, powers and privileges of a member under the Act.

Article 5

New Members; Units; Certificates

5.1 Admission of New Members. Additional members may be admitted to the Company as the Member may determine.

5.2 No Certificates for Units. The Units of the Company shall not be certificated unless otherwise determined by the Board of Managers.

Article 6

Management and Operation of Company Business

6.1 Board of Managers. The business and affairs of the Company shall be managed by or under the authority of the Board of Managers, except as otherwise required by the Act or this Agreement. In addition to such powers and authorities as may be provided by law or elsewhere in this Agreement, the Managers, for and on behalf of the Company, shall have full power and authority, at the expense of the Company (by direct payment or reimbursement):

(a) to make, renew, amend, and cancel leases and other occupancy, use, easement, and license agreements as to all or any part of the Company property for such price or consideration, and on such terms, covenants, and conditions as they deem advisable;

(b) to sell, exchange, assign, transfer, or convey and otherwise dispose of or deal with all or any part of the Company property for such price or consideration as they deem advisable;

(c) to borrow money and to mortgage or otherwise hypothecate all or any part of the Company property, both real and personal; to prepay, in whole or in part, or refinance, recast, increase, modify, renew or extend any such mortgage or secured loan; to agree to repay any loan over a term extending longer than the stated term or extended term of the Company; to execute mortgage notes, mortgages, collateral assignments of rents and leases, tax and insurance escrow agreements, and do all such other things in such form and manner as may be required by any lender; to assign and convey Company property to a nominee for the purpose of mortgage financing and to reacquire the Company property from such nominee;

(d) to build upon, remodel, add on, demolish, rebuild and otherwise alter or improve any Company property and any structures and improvements thereon;

(e) to purchase, lease, or otherwise acquire the ownership or possession of real property, whether improved or unimproved;

(f) to employ from time to time persons, firms, or corporations for the operation and management of the Company business or property; and

(g) to do all other things and acts, though not expressly authorized, as may be reasonably necessary, advisable, or incidental to effectuate any of the foregoing, and to make, execute, and deliver such instruments and documents as may be necessary, advisable, or incidental to carry out the foregoing.

6.2 Number, Qualification; Term of Office; Vote. The number of members of the initial Board of Managers shall be two (each a “Manager”). Each Manager shall be appointed from time to time by the Member. A Manager shall hold office until such Manager’s successor shall have been appointed, or until the earlier death, resignation, removal or disqualification of such Manager. The Member may increase the number of Managers at any time or from time to time. At any time at which there is more than one Manager, each Manager shall have one vote in all matters to come before the Board of Managers. The provisions of Section 6.4 through Section 6.11 apply (i) when more than one Manager is serving and (ii) with respect to any committee established by the Board of Managers.

6.3 Initial Board. The initial Board of Managers shall consist of the following individuals:

Fredric W. Corrigan

Robert L. Lumpkins

6.4 Place of Meetings. Meetings of the Board of Managers shall be held at the Principal Office or at such other place as may be agreed by the Managers from time to time.

6.5 Regular Meetings. Regular meetings of the Board of Managers may be held on an annual or other less frequent periodic basis as may be determined by the Managers.

6.6 Special Meetings. A special meeting of the Board of Managers may be called for any purpose or purposes at any time by the Chief Executive Officer or by the Member.

6.7 Adjournments. Any meeting of the Board of Managers may be adjourned from time to time to another date, time and place. If any meeting of the Board of Managers is so adjourned, no notice as to such adjourned meeting need be given if the date, time and place at which the meeting will be reconvened are announced at the time of adjournment.

6.8 Notice of Meetings. Unless otherwise required by law, written notice of each meeting of the Board of Managers, stating the date, time and place and, in the case of a special meeting, the purpose or purposes, shall be given at least five days and not more than 90 days prior to the meeting to every member of the Board of Managers. A member of the Board of Managers may waive notice of the date, time, place and purpose or purposes of a meeting of the Board of Managers. A waiver of notice is effective whether given before, at or after the meeting, and whether given in writing, orally or by attendance. Attendance by a Manager at a meeting is a waiver of notice of that meeting, unless the Manager objects at the beginning of the meeting to the transaction of business because the meeting is not lawfully called or convened, or objects before a vote on an item of business because the item may not lawfully be considered at that meeting and does not participate in the consideration of the item at that meeting.

6.9 Quorum. A majority of the members of the Board of Managers constitute a quorum for the transaction of business at each meeting of the Board of Managers.

6.10 Absent Managers. A member of the Board of Managers may give advance written consent or opposition to a proposal to be acted on at a meeting of the Board of Managers. If such member is not present at the meeting, such consent or opposition to a proposal does not constitute presence for purposes of determining the existence of a quorum, but such consent or opposition shall be counted as a vote in favor of or against the proposal and shall be entered in the minutes or other record of action at the meeting, if the proposal acted on at the meeting is substantially the same or has substantially the same effect as the proposal to which the member has consented or objected.

6.11 Conference Communications. Any or all of the Managers may participate in any meeting of the Board of Managers, or of any duly constituted committee thereof, by any means of communication through which the participating Managers may simultaneously hear each other during such meeting. For the purposes of establishing a quorum and taking any action at the meeting, Managers participating pursuant to this Section 6.11 shall be deemed present in person at the meeting; and the place of the meeting shall be the place of origination of the conference telephone conversation or other comparable communication technique.

6.12 Removal. Any Manager may be removed from office at any time, with or without cause, by the action of the Member.

6.13 Acts of Managers. Except as otherwise provided herein, the Board of Managers shall take action by the affirmative vote of (i) the sole Manager or (ii) those Managers who have the power to vote 51% of all votes held by the Managers, as the case may be, and any such act shall be deemed to be the action of the Board of Managers for all purposes of this Agreement and the Act.

6.14 Written Action. Any action which might be taken by the sole Manager or at a meeting of the Board of Managers, or any duly constituted committee thereof, may be taken without a meeting if done in writing and signed by, as the case may be, the sole Manager or a number of Managers, or committee members, whose approval would be sufficient to approve the action at a meeting at which all of the Managers (or such committee) were present.

6.15 Proxies. A Manager may cast or authorize the casting of a vote by filing a written appointment of proxy with the Chief Executive Officer at or before the meeting at which the appointment is to be effective. Any copy of the original of such appointment may be filed in lieu of the original if it is a complete and legible reproduction of the entire original and the filing may be made by any means of transmission so long as the transmission contains information sufficient to determine that the Manager authorized such transmission.

6.16 Committees. (a) A resolution approved by the Board of Managers may establish committees having the authority of the Board of Managers in the management of the business of the Company to the extent provided in the resolution. A committee shall consist of one or more Persons, who need not be members of the Board of Managers. Committees are subject to the direction and control of, and vacancies in the membership thereof shall be filled by, the Board of Managers.

(b) A majority of the members of a committee present at a meeting is a quorum for the transaction of business, unless a larger or smaller proportion or number is provided in the resolution of the Board of Managers creating the committee.

6.17 Compensation. Managers shall not be compensated by the Company for serving in such capacity. The Company shall bear the expenses, if any, incurred by each Manager’s attendance at meetings of the Board of Managers and shall reimburse Managers for reasonable out-of-pocket expenses incurred in the course of providing services for the Company.

Article 7

Officers

7.1 Number. The officers of the Company, all of whom shall be natural persons, shall consist of a Chief Executive Officer, a President, one or more Vice Presidents, if elected, a Secretary and a Treasurer (“Named Officers”), and any other officers and agents as the Board of Managers may designate from time to time. Any person may hold two or more offices.

7.2 Election, Term of Office and Qualifications. The initial officers shall be appointed by the Member. At each annual meeting of the Board of Managers, all officers shall be elected. Such officers shall hold office until the next annual meeting of the Board of Managers or until their successors are elected and qualified, or until such office is eliminated by amendment of this Agreement, in the case of the Named Officers, or a vote of the majority of all Managers, in the case of officers other than Named Officers. An officer who is a Manager shall hold office until the election and qualification of his or her successor even though he or she may cease to be a Manager.

7.3 Removal and Vacancies. Any officer may be removed from his or her office with or without cause by the Managers. Such removal shall be without prejudice to the contract rights of the person so removed. A vacancy among the officers by death, resignation, removal or otherwise shall be filled for the unexpired term by the Board of Managers, unless such office is eliminated.

7.4 Chief Executive Officer. The Chief Executive Officer shall preside at all meetings of the Members and Managers and shall have such other duties as may be prescribed, from time to time, by the Board of Managers. The Chief Executive Officer shall be a Manager and shall be elected by the Board of Managers. The initial Chief Executive Officer shall be Fredric W. Corrigan.

7.5 President. (a) Day-to-Day Operations. The Company shall be managed by a President. The Board of Managers delegates to the President the authority to oversee and supervise the Company’s business. Except as otherwise provided in this Agreement, the President shall be authorized to determine all questions relating to the day-to-day conduct, operation and management of the business of the Company. The President shall be responsible to the Board of Managers.

(b) General. The President shall be entitled to delegate such part of his or her duties as he or she may deem reasonable or necessary in the conduct of the business of the Company to one or more employees of the Company, who shall each have such duties and authority as shall be determined from time to time by the President or as may be set forth in any agreement between such employee and the Company.

(c) Election. The President shall be elected by the Board of Managers and shall receive such compensation as may be determined from time to time by the Board of

Managers or as shall be set forth in any written agreement approved by the Board of Managers. The initial President shall be Fredric W. Corrigan.

7.6 Secretary. The Secretary shall be secretary of and shall attend all meetings of the Members and Board of Managers and shall record all proceedings of such meetings in the minute book of the Company. He or she shall give proper notice of meetings of Members and the Board of Managers. He or she shall perform such other duties as may from time to time be prescribed by the Board of Managers. The initial Secretary shall be Richard L. Mack.

7.7 Treasurer. The Treasurer shall keep or cause to be kept accurate accounts of all moneys of the Company received or disbursed. He or she shall deposit or cause to be deposited all moneys, drafts and checks in the name of and to the credit of the Company in such banks and depositories as the Board of Managers shall from time to time designate. He or she shall have power to endorse or cause to be endorsed for deposit or collection all notes, checks and drafts received by the Company. He or she shall disburse or cause to be disbursed the funds of the Company as ordered by the President, making proper vouchers therefore. He or she shall render to the Board of Managers whenever required an account of all his or her transactions as Treasurer and of the financial condition of the Company and shall perform such other duties as may from time to time be prescribed by the Board of Managers. The initial Treasurer shall be Fredric W. Corrigan

7.8 Duties of Other Officers. The duties of such other officers and agents as the Board of Managers may designate shall be set forth in the resolution creating such office or agency or by subsequent resolution.

7.9 Compensation. The officers, agents and employees of the Company shall receive such compensation for their services as may be determined from time to time by the Board of Managers or as shall be set forth in a written agreement.

Article 8

Indemnification

8.1 Indemnification. (a) To the fullest extent permitted by law, each Manager and Named Officer, and the Member and each of the directors, employees, partners, agents and Affiliates of the Member (individually, an “Indemnitee”) shall be indemnified, held harmless and defended by the Company from and against any and all losses, claims, damages, liabilities, whether joint or several, expenses (including legal fees and expenses), judgments, fines and other amounts paid in settlement, incurred or suffered by such Indemnitee, as a party or otherwise, in connection with any threatened, pending or completed claim, demand, action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, arising out of or in connection with the business or the operation of the Company and by reason of the Indemnitee’s status as a Manager, Named Officer, Member or director, employee, partner, agent or Affiliate of the Member, regardless of whether the Indemnitee continues to be a Manager or Named Officer of the Company or a Member or director, employee, partner, agent or Affiliate of the Member at the time any such loss, claim, damage, liability or other expense is paid or incurred if

(i) the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful;

(ii) the Indemnitee’s conduct did not constitute intentional misconduct or a material breach of the terms of this Agreement; and

(iii) the Indemnitee’s conduct did not involve a transaction from which the Indemnitee derived an improper personal benefit.

The termination of any action, suit or proceeding by judgment, order, settlement or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that the Indemnitee acted in a manner contrary to the standards specified in clauses (i), (ii) or (iii) of this Section 8.1(a). To the fullest extent permitted by law, expenses incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding subject to this Section 8.1 shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Indemnitee to repay such amount unless it is determined that such Indemnitee is entitled to be indemnified therefor pursuant to this Section 8.1.

(b) The indemnification provided by this Section 8.1 shall be in addition to any other rights to which any Indemnitee may be entitled under any other agreement, pursuant to any vote of the Managers, as a matter of law or otherwise, and shall inure to the benefit of the heirs, legal representatives, successors, assigns and administrators of the Indemnitees.

(c) Any indemnification under this Section 8.1 shall be satisfied solely out of the assets of the Company and no Indemnitee shall have any recourse against the Member with respect to such indemnification.

(d) An Indemnitee shall not be denied indemnification in whole or in part under this Section 8.1 merely because the Indemnitee had an interest in the transaction with respect to which the indemnification applies, if the transaction was not otherwise prohibited by the terms of this Agreement and the conduct of the Indemnitee satisfied the conditions set forth in Section 8.1(a).

(e) The Company may, but shall have no obligation to, purchase and maintain insurance covering any potential liability of the Indemnitees for any actions or omissions for which indemnification is permitted hereunder, including such types of insurance (including extended coverage liability and casualty and workers’ compensation) as would be customary for any person engaged in a similar business, and may name the Indemnitees as additional insured parties thereunder.

8.2 Indemnification Procedures; Survival. Promptly after receipt by an Indemnitee of notice of the commencement of any action that may result in a claim for indemnification pursuant to Section 8.1, the Indemnitee shall notify the Company in writing within 15 days thereafter; provided, however, that any omission so to notify the Company will not relieve it of any liability for indemnification hereunder as to the particular item for which indemnification may then be sought (except to the extent that the failure to give notice shall have been materially prejudicial to the Company) nor from any other liability that it may have to any Indemnitee.

(b) An Indemnitee shall have the right to employ separate counsel in any action as to which indemnification may be sought under any provision of this Agreement and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnitee unless (i) the Company has agreed in writing to pay such fees and expenses, (ii) the Company has failed to assume the defense thereof and employ counsel within a reasonable period of time after being given the notice required above or (iii) the Indemnitee has been advised by its counsel that representation of such Indemnitee and other parties by the same counsel would be inappropriate under applicable standards of professional conduct (whether or not such representation by the same counsel has been proposed) due to actual or potential differing interests between them. It is understood, however, that the Company shall, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of only one separate firm of attorneys at any time for all such Indemnitees having actual or potential differing interests with the Company, unless but only to the extent, the Indemnitees have actual or potential differing interests with each other.

(c) The Company shall not be liable for any settlement of any such action effected without its written consent, but if settled with such written consent, or if there is a final judgment against the Indemnitee in any such action, the Company agrees to indemnify and hold harmless the Indemnitee to the extent provided above from and against any loss, claim, damage, liability or expense by reason of such settlement or judgment.

(d) Any amendment or repeal of this Article 8 shall not adversely affect any right or protection of an Indemnitee who was serving at the time of such amendment or repeal, and such rights and protections shall survive such amendment or repeal with respect to events that occurred before such amendment or repeal.

(e) The indemnification obligations set forth in this Article 8 shall survive the termination of this Agreement.

Article 9

Transfers

The Member’s Units may be transferred by the Member in whole or in part at any time.

Article 10

Books of Account; Reports and Fiscal Matters

10.1 Books and Records. The Company shall maintain such books of account and such financial information as may be required by the Member and the Act. The Member or a designee shall retain a copy of this Agreement and all written actions of the Member and the Board of Managers at the Principal Office or at such other place as the Member may designate.

10.2 Company Funds. The Company’s funds may be deposited in such banking institutions as the Board of Managers determines, and withdrawals shall be made on such signature or signatures as the Board of Managers determines.

Article 11

Capital

11.1 Capital Contributions; Units. The Member shall make such Capital Contributions as it may determine from time to time. The Member shall initially receive 1,000 Units.

11.2 Loans to the Company. The Member may, but is not obligated to, make loans to the Company from time to time. Any such loans shall not be treated as Capital Contributions to the Company for any purpose hereunder, but the Company shall be obligated to the Member for the amount of any such loans pursuant to the terms thereof.

11.3 Creditor’s Interest in the Company. No creditor who makes a loan to the Company shall have or acquire at any time as a result of making the loan any direct or indirect interest in the profits, capital or property of the Company, other than such interest as may be accorded to a secured creditor. Notwithstanding the foregoing, this provision shall not prohibit in any manner whatsoever a secured creditor from participating in the profits of operation or gross or net sales of the Company or in the gain on sale or refinancing of the Company, all as may be provided in its loan or security agreements.

Article 12

Liability; Tax Status

12.1 Liability of the Member. Except as otherwise provided in the Act, the Member, as such, shall have no personal liability whatsoever to the Company or any of the creditors of the Company for the debts, liabilities, contracts or other obligations of the Company or any of the Company’s losses beyond the Member’s Capital Contribution and, solely to the extent and for the period required by applicable law, the amount of the Member’s Capital Contribution, if any, which is returned to it.

12.2 Tax Status. The Member intends that the Company will be classified solely for federal income tax purposes as an “eligible entity” that is disregarded as an entity separate from its owner as provided in Treasury Regulations Section 301.7701-3(a).

Article 13

Allocation of Income, Gains and Losses;

Distributions

The income, profits, gains, losses, tax credits of the Company and distributions of cash or property of the Company to the Member shall be treated for federal income tax purposes as if the Company were a division of the Member in accordance with Treasury Regulation Section 301.7701-2(a). Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Board of Managers.

Article 14

Dissolution and Liquidation

14.1 Events of Dissolution. The Company shall be dissolved upon the occurrence of any of the following events:

(a) The written consent of the Member; or

(b) The entry of a decree of judicial dissolution under § 18-802 of the Act.

14.2 Liquidation and Winding Up. If dissolution of the Company should be caused by reason of any of the events set forth in Section 14.1, the Company shall be liquidated and the Managers (or other Person or Persons designated by a decree of court) shall wind up the affairs of the Company. The Managers or other Persons winding up the affairs of the Company shall promptly proceed to the liquidation of the Company and, in settling the accounts of the Company, the assets and the property of the Company shall be distributed in the following order of priority:

(a) To the payment of all debts and liabilities of the Company in the order of priority as provided by law (other than outstanding loans from the Member);

(b) To the establishment of any reserves deemed necessary by the Managers or the Person winding up the affairs of the Company for any contingent liabilities or obligations of the Company;

(c) To the repayment of outstanding loans from the Member to the Company; and

(d) The balance, if any, to the Member.

Article 15

Amendment

The Certificate of Formation and this Agreement may be amended only by the Member. Any amendment of this Agreement shall be in writing and a copy thereof shall be kept with a copy of this Agreement at the Principal Office of the Company.

Article 16

Approval of Reorganizations and Bankruptcy

Without the consent of the Member, (i) the Company shall not engage in any Reorganization or (ii) commence any proceedings or the filing of any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal or state bankruptcy, insolvency or similar law.

Article 17

Miscellaneous Provisions

17.1 Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person or entity may require.

17.2 Headings. Section headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

17.3 Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Delaware (but not including the choice of law rules thereof).

17.4 Third Party Benefit. Nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights, remedies, obligations or liabilities of any nature whatsoever; provided, however, that the Indemnitees shall, as intended third-party beneficiaries thereof, be entitled to the enforcement of Article 8, but only insofar as the obligations sought to be enforced thereunder are those of the Company.

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first above written.

THE MOSAIC COMPANY

By:	/S/ RICHARD L. MACK
Richard L. Mack
Senior Vice President, General Counsel and Corporate Secretary

EXHIBIT 1

[CERTIFICATE OF FORMATION]

SCHEDULE A

Name of Member	Capital Contribution	Units
The Mosaic Company, a Delaware corporation		1,000

S-1